Exhibit 99.2
                        SkyMall, Inc.
            Condensed Consolidated Balance Sheets
                    (Amounts in thousands)

                                                               December 31,
                                                          ---------------------
                                                            2000         1999
                                                          --------     --------
                                                          unaudited)
                            ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                               $  9,938     $ 16,060
  Accounts receivable, net                                   7,896       11,994
  Inventory                                                    837        1,300
  Prepaid catalog costs and other                            1,289        2,914
  Income tax receivable                                         --          968
  Deferred income taxes                                         --           --
                                                          --------     --------
         Total current assets                               19,960       33,236

Property and equipment, net                                 11,414       12,869
Goodwill                                                     2,612        2,817
Other assets, net                                              685        1,327
                                                          --------     --------
         Total assets                                     $ 34,671     $ 50,249
                                                          ========     ========

             LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                          15,793       24,136
  Accrued liabilities                                        2,342        3,979
  Deferred Billings                                            536        1,298
Current portion of notes payable and capital leases          8,410           28
Current portion of restructuring charge                        484           --
                                                          --------     --------

         Total Current liabilities                          27,565       29,441

Notes payable and capital leases, net of current portion       180        5,190
Deferred income taxes                                           --           --
Non-current portion of restructuring charge                     10           --
                                                          --------     --------
         Total liabilities                                  27,755       34,631
                                                          --------     --------
SHAREHOLDERS' EQUITY
  Common stock                                                  16           13
  Additional paid-in capital                                41,220       33,884
  Retained earnings                                        (34,320)     (18,279)
                                                          --------     --------

         Total shareholders' equity                          6,916       15,618
                                                          --------     --------

         Total liabilities and shareholders' equity       $ 34,671     $ 50,249
                                                          ========     ========